Exhibit 3.10
CERTIFICATE OF LIMITED PARTNERSHIP
OF
COWTOWN GAS PROCESSING L.P.

The undersigned, desiring to form a limited partnership pursuant to Article 6132a-1 of the Texas Revised Limited Partnership Act, does hereby certify as follows:
1. The name of the limited partnership is Cowtown Gas Processing L.P.
2. The principal office in the United States where records of the partnership are to be kept or made available is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.
3.     The initial registered agent is an individual resident of the state whose name is John C. Cirone. The business address of the registered agent and the registered office address is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.
4.     The name and mailing address of the sole general partner, which is a legal entity, is as follows:

NAME	MAILING ADDRESS
Cowtown Pipeline Management, Inc.	777 West Rosedale Street, Suite 300 Fort Worth, Texas 76104
5.     This document will become effective when the document is filed with the Secretary of State.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Cowtown Gas Processing L.P., as of February 23, 2005, and signs this document subject to penalties imposed by law for the submission of a false or fraudulent claim.
GENERAL PARTNER:
COWTOWN PIPELINE MANAGEMENT, INC.

By:	/s/ D. Wayne Blair
D. Wayne Blair, Vice President and Chief Accounting Officer